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                                                  EXHIBIT 5



                     WHITMAN BREED ABBOTT & MORGAN
                            200 PARK AVENUE
                       NEW YORK, NEW YORK  10166
                            (212) 351-3000



                                        August 31, 1995


Graybar Electric Company, Inc.
          and
C.L. Hall
J.R. Hade
G.W. Harper
R.L. Mygrant
R.D. Offenbacher
  As Voting Trustees under the
  Voting Trust Agreement, dated
  as of April 15, 1987 relating
  to the Common Stock of
  Graybar Electric Company, Inc.
34 North Meramec Avenue
St. Louis, Missouri  63105


Dear Sirs:

          We refer to the Voting Trust Agreement, dated as of April 15, 1987 (the "Voting Trust Agreement"), relating to the common stock, par value $1 per share with a stated value of $20 per share (the "Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Company"), and to the Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on August 31, 1995 by the Company and the Voting Trustees (the "Voting Trustees") under the Voting Trust Agreement. The Registration Statement covers a maximum of 575,000 shares of Common Stock and Voting Trust Certificates to be issued pursuant to the Voting Trust Agreement and the Company's Common Stock Purchase Plan dated as of October 9, 1995 (the "Plan").

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Graybar Electric                 -2-                      August 31, 1995
Company, Inc.

          We have examined the Voting Trust Agreement and the Plan.
We have also examined originals, or certified or photostatic copies, of such records of the Company and the Voting Trustees and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

          Based upon our examination mentioned above, subject to the assumptions stated and relying upon the statements of fact contained in the documents that we have examined, we are of the following opinions:

          1. The 575,000 shares of Common Stock to be offered by the Company, when issued and sold as contemplated by the Registration Statement and the Plan, will have been validly issued and will be fully paid and nonassessable, subject to Section 630 of the New York Business Corporation Law (which provides that the ten largest shareholders of the Company are liable under certain conditions for debts, wages or salaries due and not paid by the Company to any laborers, servants or employees, other than contractors, for services performed by them for the Company).

          2. The Voting Trust Agreement is a valid and lawful agreement under the laws of the State of New York and the Voting Trust Certificates will be, when issued in accordance with the provisions of the Voting Trust Agreement, validly issued.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                   Very truly yours,

                                   Whitman Breed Abbott & Morgan